Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2012 Results

(Minneapolis, MN, April 26, 2012)—Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $49.0 million for the second fiscal quarter of 2012, compared with $49.7 million for the second fiscal quarter of 2011, a decrease of $0.7 million, or 1.4%. Net income was $2.1 million, or $0.08 per diluted share, in the second fiscal quarter of 2012 compared to $2.2 million, or $0.09 per diluted share, in the year ago comparable quarter.

“We are disappointed with our most recent quarter financial results that were impacted by lower than expected revenue from our new business pipeline, particularly in the energy sector. We also experienced lower than expected revenue from specific legacy products,” said Joe Dunsmore, Digi’s Chief Executive Officer. “Strategically, we were pleased with our progress during the quarter regarding the positioning of our iDigi platform for broad adoption. We announced key relationships with Freescale, Wind River and Intel to enable the iDigi Device Cloud in their products and applications. These relationships demonstrate our position as a leader in the ongoing transformation of the M2M marketplace that we believe is poised for solid growth in future years,” continued Dunsmore. “As we continue to shift our business towards the delivery of end-to-end M2M solutions, we are taking steps to structure our operations to support those solutions more aggressively.”

Business Results for the Three Months Ended March 31, 2012

Revenue from embedded products in the second fiscal quarter of 2012 was $25.3 million compared to $22.4 million in the second fiscal quarter of 2011, an increase of $2.9 million, or 12.9%. Revenue from non-embedded products was $23.7 million in the second fiscal quarter of 2012 compared to $27.3 million in the second fiscal quarter of 2011, a decrease of $3.6 million, or 13.1%.

Revenue from wireless products in the second fiscal quarter of 2012 was $21.8 million, or 44.5% of net sales, compared to $19.2 million, or 38.7% of net sales, in the second fiscal quarter of 2011, an increase of $2.6 million, or 13.6%. Revenue from wired products was $27.2 million, or 55.5% of net sales, in the second fiscal quarter of 2012 compared to $30.5 million, or 61.3% of net sales, in the second fiscal quarter of 2011, a decrease of $3.3 million, or 10.8%.

Revenue in North America was $29.0 million in the second fiscal quarter of 2012, compared to $29.7 million in the second fiscal quarter of 2011, a decrease of $0.7 million, or 2.5%. Revenue in EMEA (Europe, Middle East and Africa) was $12.1 million in the second fiscal quarter of 2012, compared to $12.0 million in the comparable quarter a year ago, an increase of $0.1 million, or 1.2%. Revenue in the Asia countries was $6.2 million in the second fiscal quarter of 2012 compared to $6.8 million in the second fiscal quarter of 2011, a decrease of $0.6 million, or 8.4%. Latin American revenue was $1.7 million in the second fiscal quarter of 2012 compared to $1.2 million in the comparable quarter a year ago, an increase of $0.5 million, or 39.1%.

Digi International Reports Second Fiscal Quarter 2012 Results

Gross profit was $25.8 million in the second fiscal quarter of 2012 compared to $25.7 million in the same period of the prior year, an increase of $0.1 million, or 0.5%. The gross margin was 52.6% in the second fiscal quarter of 2012 compared to 51.6% in the second fiscal quarter of 2011. The gross margin was higher in the second fiscal quarter of 2012 than in the comparable period a year ago primarily due to reduced amortization of purchased and core technology, as certain technologies are fully amortized, and manufacturing expense savings.

Total operating expenses in the second fiscal quarter of 2012 were $22.4 million, or 45.6% of revenue, compared to $22.0 million, or 44.2% of revenue, in the second fiscal quarter of 2011. The increase in operating expenses in the second fiscal quarter of 2012 compared to the same quarter of the prior year is primarily due to increased investment in the iDigi® device cloud platform and additional sales, marketing and business development expenses.

Digi reported operating income of $3.4 million, or 7.0% of net sales, in the second fiscal quarter of 2012 compared to $3.7 million, or 7.4% of net sales, in the second fiscal quarter of 2011.

Net income was $2.1 million in the second fiscal quarter of 2012, or $0.08 per diluted share, compared to $2.2 million, or $0.09 per diluted share, in the second fiscal quarter of 2011.

Earnings before interest, taxes, depreciation and amortization in the second fiscal quarter of 2012 were $5.5 million, or 11.1% of revenue, compared to $5.9 million, or 11.8% of revenue in the second fiscal quarter of 2011.

Business Results for the Six Months Ended March 31, 2012

For the six months ended March 31, 2012, Digi reported revenue of $95.7 million compared to revenue of $98.1 million for the six months ended March 31, 2011, a decrease of $2.4 million, or 2.4%. Revenue from embedded products for the first six months of fiscal 2012 was $47.1 million compared to $43.5 million in the first six months of fiscal 2011, an increase of $3.6 million, or 8.3%. Revenue from non-embedded products was $48.6 million in the first six months of fiscal 2012 compared to $54.6 million in the first six months of fiscal 2011, a decrease of $6.0 million, or 10.9%.

For the six months ended March 31, 2012, Digi reported net income of $2.8 million, or $0.11 per diluted share, compared to net income for the six months ended March 31, 2011 of $4.6 million, or $0.18 per diluted share. Net income for the first six months of fiscal 2012 benefited by $0.2 million, or $0.01 per diluted share, resulting from a reversal of tax reserves for various jurisdictions’ tax matters and the gain on sale of an investment, net of taxes, offset by expenses of $0.2 million, net of taxes, or $0.01 per diluted share, as a result of the restructuring charge for the Breisach, Germany manufacturing operations. Net income for the first six months of fiscal 2011 benefited by $0.6 million, or $0.02 per diluted share, resulting from a reversal of tax reserves for various jurisdictions’ tax matters and the enactment of legislation extending the research and development credit that allowed Digi to record tax credits earned during the last three quarters of fiscal 2010 in the first quarter of fiscal 2011.

Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $115.6 million at March 31, 2012, an increase of $9.4 million from December 31, 2011. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At March 31, 2012, Digi’s current ratio was 7.4 to 1 compared to 8.7 to 1 at December 31, 2011.

Digi International Reports Second Fiscal Quarter 2012 Results

Second Fiscal Quarter 2012 Business Highlights:

iDigi Device Cloud

•	Embedded industry market leaders including Intel, Wind River and Freescale further validated the iDigi Device Cloud’s™ market leadership position as indicated, with the following Digi announcements:

•

Freescale Semiconductor will integrate the iDigi Device Cloud into its Kinetis and Coldfire microcontrollers using the iDigi Connector. This means that any device with a Freescale microcontroller now will have access to the iDigi Device Cloud out of the box.

•

Digi and Wind River with support from Intel collaborated to create a complete end-to-end solution for developing cloud-connected wireless devices. The new M2M Solutions Builder Kit is based on Intel architecture, Wind River software and the iDigi Device Cloud.

•

Digi extended the benefits of cloud connectivity to any device in the world with the introduction of the iDigi Connector, a free software download that allows any device, regardless of manufacturer, to connect to the iDigi Device Cloud.

•

Digi’s new embedded application development kit for Android™ with cloud connectivity won VDC Research’s “Embedded Software Best of Show” at Embedded World 2012. The kit makes it easy to develop cloud connected embedded devices using Android and the iDigi Connector for Android.

•

Building upon Digi’s ability to connect any device to any application, anywhere, Digi added Iridium satellite network support to the iDigi Device Cloud. Digi can now extend the benefits of cloud connectivity to devices located anywhere in world over the Iridium satellite network.

Smart Energy

•

Leveraging its experience in launching tens of thousands of Smart Energy devices into people’s homes with its partners, Digi launched the ConnectPort X2e for Smart Energy, a low-cost, enhanced version of the company’s ZigBee Smart Energy gateway. The gateway makes it easier for utilities and application partners to establish and maintain large Smart Energy device deployments.

Key Wireless Product Announcements

•	Demonstrating strong global wireless product innovation, Digi released a multi-channel wireless XBee module that operates on the 868 MHz frequency in Europe and the 865 MHz frequency in India.

Digi International Reports Second Fiscal Quarter 2012 Results

Reconciliation Tables:

	Reconciliation of Net Income and Net Income per Diluted Share to Non-GAAP Net Income and Net Income per Diluted Share
	Three months ended March 31,				Six months ended March 31,
(In thousands, except per share amounts)	2012		2011		2012		2011
Net income and net income per common share, diluted	$2,122	$0.08	$2,239	$0.09	$2,846	$0.11	$4,555	$0.18

Restructuring reserve (reversal), net of taxes	39	0.00	(13)	(0.00)	192	0.01	(46)	(0.00)

Gain on sale of investment, net of taxes	—	—	—	—	(88)	(0.00)	—	—

Discrete tax benefits for reversal of tax reserves for closure of various jurisdictions' tax matters and for extended research and development tax credit recorded in the first quarter of fiscal 2011	—	—	—	—	(123)	(0.00)	(575)	(0.02)

Net income and net income per common share, diluted, adjusted for discrete tax benefits and restructuring reserve (Non-GAAP basis)	$2,161	$0.08	$2,226	$0.09	$2,827	$0.11 *	$3,934	$0.15 *

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization

(In thousands of dollars)

	For the three months ended March 31, 2012	% of net sales	For the three months ended March 31, 2011	% of net sales	For the six months ended March 31, 2012	% of net sales	For the six months ended March 31, 2011	% of net sales
Net sales	$49,016	100.0%	$49,716	100.0%	$95,678	100.0%	$98,050	100.0%

Net income	2,122	4.3%	2,239	4.5%	2,846	3.0%	4,555	4.6%

Interest income, net	(59)	-0.1%	(42)	-0.1%	(131)	-0.1%	(73)	-0.1%

Income tax provision	1,374	2.8%	1,242	2.5%	1,685	1.8%	1,610	1.6%

Depreciation and amortization	2,014	4.1%	2,436	4.9%	4,043	4.2%	4,846	4.9%

Earnings before interest, taxes, depreciation, and amortization	$5,451	11.1%	$5,875	11.8%	$8,443	8.8%*	$10,938	11.2%*

*	Percentages presented may not add due to use of rounded numbers.

Fiscal 2012 Guidance

For the third fiscal quarter of 2012, Digi projects revenue in a range of $46 million to $51 million. Digi projects net income per diluted share in a range of $0.03 to $0.10 cents. Projected net income per diluted share for the third fiscal quarter of 2012 includes the impact of an anticipated pre-tax restructuring charge of approximately $0.9 million to $1.1 million, or $0.02 to $0.03 per diluted share, pertaining to the North American region. The anticipated restructuring charge relates to changes being implemented to focus more aggressively on the shift to end-to-end M2M solutions, as discussed above.

Digi International Reports Second Fiscal Quarter 2012 Results

For the full fiscal year 2012, Digi projects revenue in a range of $190 million to $200 million. Digi projects annual net income per diluted share to be in a range of $0.26 to $0.38, including the aforementioned restructuring charge. The full fiscal year 2012 revenue and net income per diluted share guidance have both decreased from the guidance provided in our first fiscal quarter 2012 earnings release and conference call.

Second Fiscal Quarter 2012 Conference Call Details

Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, April 26, 2012 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 788-0540 and entering passcode 15923934. International participants may access the call by dialing (857) 350-1678 and entering passcode 15923934. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 80188835 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com. The webcast will remain on our website for one week after the live session is completed.

A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website at www.digi.com.

For more news and information on Digi international® Inc., please visit www.IRGnews.com/coi/DGII.

About Digi International

Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process and involve longer sales cycles than the sale of our legacy hardware products, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that negatively impacted our supply chain and customers including the flooding in Thailand that impacted the operations of one of our contract manufacturers and impacted our operations and financial results, the ability to

Digi International Reports Second Fiscal Quarter 2012 Results

achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2011 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Non-GAAP Financial Measures

This release includes historical non-GAAP net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).

We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

We believe that providing historical net income and net income per diluted share exclusive of restructuring expenses and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Digi International Reports Second Fiscal Quarter 2012 Results

Investor Contacts:

Steve Snyder

Digi International

952-912-3637

Email: steve.snyder@digi.com

Erika Moran

The Investor Relations Group

212-825-3210

Email: mail@investorrelationsgroup.com

For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2012	2011	2012	2011
Net sales	$49,016	$49,716	$95,678	$98,050
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	22,710	23,212	44,418	46,032
Amortization of purchased and core technology	523	853	1,047	1,701

Gross profit	25,783	25,651	50,213	50,317

Operating expenses:
Sales and marketing	10,340	9,532	20,439	19,330
Research and development	7,753	7,849	15,985	15,657
General and administrative	3,681	3,934	8,155	7,687
Intangibles amortization	520	694	1,093	1,386
Restructuring	60	(20)	296	(70)

Total operating expenses	22,354	21,989	45,968	43,990

Operating income	3,429	3,662	4,245	6,327

Other income (expense):
Interest income, net	59	42	131	73
Other income (expense)	8	(223)	155	(235)

Total other income (expense), net	67	(181)	286	(162)

Income before income taxes	3,496	3,481	4,531	6,165
Income tax provision	1,374	1,242	1,685	1,610

Net income	$2,122	$2,239	$2,846	$4,555

Net income per common share, basic	$0.08	$0.09	$0.11	$0.18

Net income per common share, diluted	$0.08	$0.09	$0.11	$0.18

Weighted average common shares, basic	25,709	25,230	25,674	25,169

Weighted average common shares, diluted	26,205	25,692	26,172	25,562

Digi International Reports Second Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2012	September 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$47,738	$54,684
Marketable securities	62,320	51,524
Accounts receivable, net	24,136	26,433
Inventories	25,010	23,986
Deferred tax assets	2,571	2,610
Other	3,317	2,997

Total current assets	165,092	162,234

Marketable securities	5,567	1,603
Property, equipment and improvements, net	15,979	15,370
Identifiable intangible assets, net	12,278	14,360
Goodwill	86,114	86,012
Deferred tax assets	4,830	3,771
Other	508	545

Total assets	$290,368	$283,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,981	$6,492
Accrued compensation	5,295	7,758
Other	5,152	5,236

Total current liabilities	22,428	19,486

Deferred tax liabilities	710	813
Income taxes payable	2,424	2,620
Other noncurrent liabilities	120	260

Total liabilities	25,682	23,179

Total stockholders’ equity	264,686	260,716

Total liabilities and stockholders’ equity	$290,368	$283,895

Digi International Reports Second Fiscal Quarter 2012 Results

Digi International Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended March 31,
	2012	2011
Operating activities:
Net income	$2,846	$4,555
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	1,606	1,453
Amortization of identifiable intangible assets	2,437	3,393
Bad debt/product return provision, net	338	13
Inventory obsolescence	776	836
Excess tax benefits from stock-based compensation	(67)	(226)
Stock-based compensation	1,886	1,713
Deferred income taxes	(1,173)	(1,296)
Restructuring	296	(70)
Other	(117)	(7)
Changes in operating assets and liabilities	(2,720)	(2,844)

Net cash provided by operating activities	6,108	7,520

Investing activities:
Purchase of marketable securities	(41,640)	(28,999)
Proceeds from maturities of marketable securities	30,566	26,950
Proceeds from sale of investment	135	—
Purchase of property, equipment, improvements and certain other intangible assets	(2,650)	(1,421)

Net cash used in investing activities	(13,589)	(3,470)

Financing activities:
Excess tax benefits from stock-based compensation	67	226
Proceeds from stock option plan transactions	521	1,119
Proceeds from employee stock purchase plan transactions	568	486

Net cash provided by financing activities	1,156	1,831
Effect of exchange rate changes on cash and cash equivalents	(621)	458

Net (decrease) increase in cash and cash equivalents	(6,946)	6,339
Cash and cash equivalents, beginning of period	54,684	50,943

Cash and cash equivalents, end of period	$47,738	$57,282

Supplemental schedule of noncash investing activities:
Securities purchased, not settled	$(3,600)	$—